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[LETTERHEAD OF GARY CARY WARE & FREIDENRICH]



ATTORNEYS AT LAW
400 HAMILTON AVENUE
PALO ALTO, CA 94301-1825
TEL (415) 328-6561
FAX (415) 327-3699

http://www.gcwf.com
                                                                      EXHIBIT 5

                                                                   OUR FILE NO.
                                                                  101472-150439

                                 July 24, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         As legal counsel for PICO Holdings, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 2,545,026 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options granted under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan (the "Plan"), evidenced by option grant agreements dated August 24, 1995 (the "Option Agreements"), and assumed by PICO Holdings, Inc. (the "Options") pursuant to the Agreement and Plan of Reorganization dated May 1, 1996, as amended (the "Merger Agreement"), by and among the Company (then known as "Citation Insurance Group"), Physicians Insurance Company of Ohio, an Ohio corporation ("Physicians Insurance"), and Citation Holdings, Inc., an Ohio corporation and wholly-owned subsidiary of the Company ("Subsidiary"), pursuant to which Subsidiary merged with and into Physicians Insurance.

         We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States.

         Based on such examination, we are of the opinion that the 2,545,026 shares of Common Stock which may be issued upon exercise of the Options are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Option Agreements, the Plan and the Merger Agreement, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                             Respectfully submitted,

                                             /s/ Gray Cary Ware & Freidenrich

                                             GRAY CARY WARE & FREIDENRICH
                                             A Professional Corporation


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